EXHIBIT 99.1
Republic Services, Inc. Reports
Strong First Quarter 2020 Results

●	Reported Earnings and Adjusted Earnings of $0.77 Per Share, a 5 Percent Increase in Adjusted Earnings Over the Prior Year
●	Invested $63 Million in Acquisitions
●	Launched $20 Million "Committed to Serve" Initiative to Support Employees, Customers and Communities
●	Named to the 2020 World's Most Ethical Companies® List by Ethisphere for Fourth Consecutive Year

PHOENIX (May 5, 2020) – Republic Services, Inc. (NYSE: RSG) today reported net income of $246.3 million, or $0.77 per diluted share, for the three months ended March 31, 2020, versus $234.2 million, or $0.72 per diluted share, for the comparable 2019 period. Excluding certain gains and expenses, on an adjusted basis, net income for the three months ended March 31, 2020 was also $246.3 million, or $0.77 per diluted share, versus $237.2 million, or $0.73 per diluted share, for the comparable 2019 period.

“In all my time at Republic Services, I've never been more proud to be a part of the Republic team. Our 36,000 employees remain committed to operating safely and efficiently while continuing to provide consistent, reliable service to our customers during these unprecedented times,” said Donald W. Slager, chief executive officer. “Over the years, we've made several key investments, including developing standardized processes and procedures, implementing innovative technology to enhance employee safety and efficiency, consolidating our customer service operations and building world-class procurement and business continuity functions. These investments are yielding strong returns and enabling us to quickly adapt and adjust our business to align with today's dynamic market conditions. We have built a strong foundation and resilient business, which positions us well to manage through this crisis and come out of it stronger than ever.”

“The safety and well being of our people is our top priority and at the forefront of every decision we make. We have taken several steps to keep our employees safe, including providing masks, implementing enhanced cleaning procedures and expanding employee benefits,” said Jon Vander Ark, president. "We also launched our $20 million 'Committed to Serve' initiative to recognize our frontline employees who are serving our customers every day, while also helping support our small-business customers across the nation. Our goal is to support the economy at the local level, benefiting our small-business customers and communities as well as our employees."

First-Quarter Highlights:

•EPS was $0.77 per share. Adjusted EPS, a non-GAAP measure, was $0.77 per share, an increase of 5 percent over the prior year.

•Cash provided by operating activities was $570 million, an increase of 3 percent versus the prior year. Adjusted free cash flow, a non-GAAP measure, was $267 million, which decreased versus the prior year primarily due to the timing of capital expenditures and cash taxes.

•Cash flow invested in acquisitions was $63 million. The annual revenue acquired was approximately $30 million.

•Total cash returned to shareholders through dividends and share repurchases was $228 million.

•As of March 31, 2020, Republic had $1.9 billion of available liquidity, including $1.6 billion of available borrowing capacity under its credit facilities and $282 million of cash.

•Core price increased revenue by 5.2 percent, and average yield was 2.9 percent.

•Adjusted EBITDA, a non-GAAP measure, was $723 million and adjusted EBITDA margin was 28.3 percent of revenue, consistent with the prior year. Adjusted EBITDA margin was impacted by the following: a 20 basis point headwind from lower recycled commodity prices, a 50 basis point headwind from an additional workday in the quarter relative to the prior year, and a 40 basis point benefit from lower fuel prices and CNG tax credits. Normalizing for these items, adjusted EBITDA margin increased 30 basis points.

•The Company continued to convert CPI-based contracts to more favorable pricing mechanisms for the annual price adjustment. The Company now has approximately $815 million in annual revenue, or 33 percent of its approximately $2.5 billion CPI-based book of business, tied to either a waste-related index or a fixed-rate increase of 3 percent or greater.

•The Company's average recycled commodity price per ton sold in the first quarter was $76. This represents a sequential increase from the fourth quarter of $10 per ton and a decrease versus the prior year of $17 per ton.

•Republic was named to the elite 2020 World's Most Ethical Companies List® by Ethisphere, a global leader in defining and advancing the standards of ethical business practices.

•The Company launched its $20 million "Committed to Serve" initiative. The initiative is designed to help frontline employees, customers and local communities. For more information, visit RepublicServices.com/CommittedToServe.

Business Update

The Company is suspending its full-year 2020 detailed financial guidance. At this time, the full impact of the COVID-19 pandemic on the U.S. economy remains uncertain, and the Company has limited visibility into the timing and sequencing of increases in economic activity in the markets where it operates.

"We had a strong start to the year. Despite the impact of the pandemic in March, we delivered solid first quarter results. We increased both revenue and adjusted EBITDA by 3.4 percent and expanded underlying adjusted EBITDA margin by 30 basis points," said Mr. Slager. "While the future remains uncertain, we are beginning to see signs of increasing economic activity. We remain confident in our ability to quickly adjust our costs and capital expenditures to align with changes in demand. Assuming the economy continues to recover, and GDP sequentially improves in the third and fourth quarter as currently predicted by economists, we expect to generate over $1 billion of adjusted free cash flow in 2020."

Company Declares Quarterly Dividend

Republic previously announced that its Board of Directors declared a regular quarterly dividend of $0.405 per share for stockholders of record on July 1, 2020. The dividend will be paid on July 15, 2020.

Presentation of Certain Non-GAAP Measures

Adjusted diluted earnings per share, adjusted net income, adjusted EBITDA, adjusted EBITDA margin and adjusted free cash flow are described in the Reconciliation of Certain Non-GAAP Measures section of this document.

About Republic Services

Republic Services, Inc. is an industry leader in U.S. recycling and non-hazardous solid waste disposal. Through its subsidiaries, Republic’s collection companies, transfer stations, recycling centers, landfills, and environmental services provide effective solutions to make responsible recycling and waste disposal effortless for its customers across the country. Its 36,000 employees are committed to providing a superior experience while fostering a sustainable Blue Planet® for future generations to enjoy a cleaner, safer and healthier world. For more information, visit RepublicServices.com, or follow us at Facebook.com/RepublicServices, @RepublicService on Twitter and @republic_services on Instagram.

For more information, contact:
Media Inquiries     Investor Inquiries
Donna Egan (480) 757-9748   Nicole Giandinoto (480) 627-7098
media@RepublicServices.com    investor@RepublicServices.com
###

SUPPLEMENTAL UNAUDITED FINANCIAL INFORMATION
AND OPERATING DATA

REPUBLIC SERVICES, INC.
CONSOLIDATED BALANCE SHEETS
(in millions, except per share amounts)

	March 31,	December 31,
	2020	2019
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$281.6	$47.1
Accounts receivable, less allowance for doubtful accounts and other of $32.4 and $34.0, respectively	1,095.3	1,125.9
Prepaid expenses and other current assets	377.0	433.0
Total current assets	1,753.9	1,606.0
Restricted cash and marketable securities	117.7	179.4
Property and equipment, net	8,442.0	8,383.5
Goodwill	11,667.5	11,633.4
Other intangible assets, net	130.0	133.9
Other assets	797.8	747.6
Total assets	$22,908.9	$22,683.8
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$660.6	$777.9
Notes payable and current maturities of long-term debt	24.5	929.9
Deferred revenue	342.9	336.0
Accrued landfill and environmental costs, current portion	131.1	132.6
Accrued interest	77.9	74.0
Other accrued liabilities	743.6	814.2
Total current liabilities	1,980.6	3,064.6
Long-term debt, net of current maturities	8,952.2	7,758.6
Accrued landfill and environmental costs, net of current portion	1,716.5	1,703.2
Deferred income taxes and other long-term tax liabilities, net	1,191.9	1,180.6
Insurance reserves, net of current portion	262.6	276.5
Other long-term liabilities	684.9	579.4
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $0.01 per share; 50 shares authorized; none issued	—	—
Common stock, par value 0.01 per share; 750 shares authorized; 354.0 and 353.3 issued including shares held in treasury, respectively	3.5	3.5
Additional paid-in capital	5,013.1	4,994.8
Retained earnings	5,433.6	5,317.3
Treasury stock, at cost; 35.9 and 34.5 shares, respectively	(2,315.4)	(2,199.6)
Accumulated other comprehensive income (loss), net of tax	(17.6)	2.2
Total Republic Services, Inc. stockholders’ equity	8,117.2	8,118.2
Non-controlling interests in consolidated subsidiary	3.0	2.7
Total stockholders’ equity	8,120.2	8,120.9
Total liabilities and stockholders’ equity	$22,908.9	$22,683.8

REPUBLIC SERVICES, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share data)

	Three Months Ended March 31,
	2020	2019
Revenue	$2,553.9	$2,470.6
Expenses:
Cost of operations	1,550.1	1,506.1
Depreciation, amortization and depletion	268.6	251.5
Accretion	20.9	20.5
Selling, general and administrative	277.1	266.4
Withdrawal costs - multiemployer pension funds	4.3	—
(Gain) loss on business divestitures and impairments, net	(3.9)	0.3
Restructuring charges	3.8	3.0
Operating income	433.0	422.8
Interest expense	(96.6)	(100.4)
Loss from unconsolidated equity method investments	(13.2)	(11.6)
Interest income	0.3	1.9
Other (loss) income, net	(0.9)	0.1
Income before income taxes	322.6	312.8
Provision for income taxes	75.8	77.9
Net income	246.8	234.9
Net income attributable to non-controlling interests in consolidated subsidiary	(0.5)	(0.7)
Net income attributable to Republic Services, Inc.	$246.3	$234.2
Basic earnings per share attributable to Republic Services, Inc. stockholders:
Basic earnings per share	$0.77	$0.73
Weighted average common shares outstanding	319.6	322.3
Diluted earnings per share attributable to Republic Services, Inc. stockholders:
Diluted earnings per share	$0.77	$0.72
Weighted average common and common equivalent shares outstanding	320.2	323.5
Cash dividends per common share	$0.405	$0.375

REPUBLIC SERVICES, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
	Three Months Ended March 31,
	2020	2019
Cash provided by operating activities:
Net income	$246.8	$234.9
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation, amortization, depletion and accretion	289.5	272.0
Non-cash interest expense	14.9	11.0
Restructuring related charges	3.8	3.0
Stock-based compensation	9.9	11.1
Deferred tax provision	17.6	27.7
Provision for doubtful accounts, net of adjustments	4.9	7.5
Gain on disposition of assets and asset impairments, net	(4.9)	(1.4)
Withdrawal costs - multiemployer pension funds	4.3	—
Environmental adjustments	(0.4)	(10.5)
Loss from unconsolidated equity method investments	13.2	11.6
Other non-cash items	1.2	(0.1)
Change in assets and liabilities, net of effects from business acquisitions and divestitures:
Accounts receivable	28.0	23.2
Prepaid expenses and other assets	88.2	56.8
Accounts payable	(63.5)	(45.6)
Restructuring expenditures	(3.8)	(4.6)
Capping, closure and post-closure expenditures	(8.7)	(8.4)
Remediation expenditures	(17.2)	(7.2)
Other liabilities	(54.3)	(27.3)
Cash provided by operating activities	569.5	553.7
Cash used in investing activities:
Purchases of property and equipment	(346.8)	(299.3)
Proceeds from sales of property and equipment	6.0	4.1
Cash used in acquisitions and investments, net of cash and restricted cash acquired	(61.0)	(62.7)
Cash received from business divestitures	(0.2)	—
Purchases of restricted marketable securities	(14.0)	(5.0)
Sales of restricted marketable securities	5.6	5.1
Other	(25.0)	(1.3)
Cash used in investing activities	(435.4)	(359.1)
Cash provided by (used in) financing activities:
Proceeds from notes payable and long-term debt, net of fees	1,974.9	1,104.9
Proceeds from issuance of senior notes, net of discount and fees	985.6	—
Payments of notes payable and long-term debt and senior notes	(2,688.7)	(1,052.6)
Issuances of common stock, net	(9.5)	(9.1)
Purchases of common stock for treasury	(98.8)	(111.5)
Cash dividends paid	(129.2)	(121.0)
Distributions paid to non-controlling interests in consolidated subsidiary	(0.2)	—
Contingent consideration payments	(2.2)	(2.1)
Cash provided by (used in) financing activities	31.9	(191.4)
Increase in cash, cash equivalents, restricted cash and restricted cash equivalents	166.0	3.2
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of year	177.4	133.3
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period	$343.4	$136.5

You should read the following information in conjunction with our audited consolidated financial statements and notes thereto appearing in our Annual Report on Form 10-K as of and for the year ended December 31, 2019 as well as our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, expected to be filed with the Securities and Exchange Commission on or about May 6, 2020. All amounts below are in millions and as a percentage of our revenue, except per share data.
REVENUE
The following table reflects our total revenue by line of business for the three months ended March 31, 2020 and 2019:

	Three Months Ended March 31,
	2020		2019
Collection:
Residential	$568.5	22.3%	$557.4	22.6%
Small-container	805.7	31.5	777.9	31.5
Large-container	552.4	21.6	530.7	21.5
Other	12.3	0.5	10.8	0.4
Total collection	1,938.9	75.9	1,876.8	76.0
Transfer	323.0		294.9
Less: intercompany	(186.0)		(172.0)
Transfer, net	137.0	5.4	122.9	5.0
Landfill	558.3		536.4
Less: intercompany	(252.3)		(239.6)
Landfill, net	306.0	12.0	296.8	12.0
Environmental services	46.8	1.8	45.0	1.8
Other:
Recycling processing and commodity sales	67.1	2.6	72.9	3.0
Other non-core	58.1	2.3	56.2	2.2
Total other	125.2	4.9	129.1	5.2
Total revenue	$2,553.9	100.0%	$2,470.6	100.0%

The following table reflects changes in components of our revenue, as a percentage of total revenue, for the three months ended March 31, 2020 and 2019:

	Three Months Ended March 31,
	2020	2019
Average yield	2.9%	2.9%
Fuel recovery fees	(0.2)	0.2
Total price	2.7	3.1
Volume (1)	0.4	(1.5)
Recycling processing and commodity sales	(0.2)	(0.2)
Environmental services	(0.5)	(0.1)
Total internal growth	2.4	1.3
Acquisitions / divestitures, net	1.0	0.5
Total	3.4%	1.8%

Core price	5.2%	4.7%

(1) The increase in volume of 0.4% during the three months ended March 31, 2020 includes an increase of 0.5% due to one additional work day as compared to the three months ended March 31, 2019.
Average yield is defined as revenue growth from the change in average price per unit of service, expressed as a percentage. Core price is defined as price increases to our customers and fees, excluding fuel recovery fees, net of price decreases to retain customers. We also measure changes in average yield and core price as a percentage of related-business revenue, defined as total revenue excluding recycled commodities and fuel recovery fees, to determine the effectiveness of our pricing strategies. Average yield as a percentage of related-business revenue was 3.0% for the three months ended March 31, 2020 and 3.1% for the same respective period in 2019. Core price as a percentage of related-business revenue was 5.5% for the three months ended March 31, 2020 and 5.1% for the same respective period in 2019.

The following table reflects changes in average yield and volume, as a percentage of total revenue by line of business, for the three months ended March 31, 2020 and 2019:

	Three Months Ended March 31,
	2020		2019
	Yield	Volume	Yield	Volume
Collection:
Residential	2.5%	(1.3)%	2.9%	(2.1)%
Small-container	3.8%	(0.1)%	3.6%	(0.5)%
Large-container	3.5%	(0.3)%	3.9%	0.2%
Landfill:
Municipal solid waste	3.1%	(0.5)%	3.3%	6.5%
Construction and demolition waste	3.5%	21.2%	2.0%	6.4%
Special waste	—%	(3.6)%	—%	(15.7)%
COST OF OPERATIONS
The following table summarizes the major components of our cost of operations for the three months ended March 31, 2020 and 2019:

	Three Months Ended March 31,
	2020		2019
Labor and related benefits	$556.9	21.8%	$537.2	21.7%
Transfer and disposal costs	198.5	7.8	197.3	8.0
Maintenance and repairs	247.3	9.7	241.8	9.8
Transportation and subcontract costs	167.3	6.6	153.8	6.2
Fuel	79.6	3.1	92.2	3.7
Disposal fees and taxes	77.4	3.0	73.1	3.0
Landfill operating costs	64.7	2.5	53.7	2.2
Risk management	61.9	2.4	52.5	2.1
Other	104.5	4.1	104.5	4.3
Subtotal	1,558.1	61.0	1,506.1	61.0
Business resumption costs	2.8	0.1	—	—
Bridgeton insurance recovery	(10.8)	(0.4)	—	—
Total cost of operations	$1,550.1	60.7%	$1,506.1	61.0%
These cost categories may change from time to time and may not be comparable to similarly titled categories used by other companies. As such, you should take care when comparing our cost of operations by cost component to that of other companies and of ours for prior periods.
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
The following table summarizes our selling, general and administrative expenses for the three months ended March 31, 2020 and 2019:

	Three Months Ended March 31,
	2020		2019
Salaries and related benefits	$191.3	7.5%	$184.2	7.5%
Provision for doubtful accounts	4.9	0.2	7.5	0.3
Other	76.8	3.0	74.7	3.0
Subtotal	273.0	10.7	266.4	10.8
Acquisition integration and deal costs	3.8	0.2	—	—
Business resumption costs	0.3	—	—	—
Total selling, general and administrative expenses	$277.1	10.9%	$266.4	10.8%

These cost categories may change from time to time and may not be comparable to similarly titled categories used by other companies. As such, you should take care when comparing our selling, general and administrative expenses by cost component to those of other companies and of ours for prior periods.
RECONCILIATION OF CERTAIN NON-GAAP MEASURES
EBITDA
The following table calculates EBITDA, which is not a measure determined in accordance with U.S. generally accepted accounting principles (U.S. GAAP), for the three months ended March 31, 2020 and 2019:

	Three Months Ended March 31,
	2020	2019
Net income attributable to Republic Services, Inc.	$246.3	$234.2
Net income attributable to non-controlling interests	0.5	0.7
Provision for income taxes	75.8	77.9
Other loss (income), net	0.9	(0.1)
Interest income	(0.3)	(1.9)
Interest expense	96.6	100.4
Depreciation, amortization and depletion	268.6	251.5
Accretion	20.9	20.5
EBITDA	$709.3	$683.2
We believe that presenting EBITDA is useful to investors because it provides important information concerning our operating performance exclusive of certain non-cash and other costs. EBITDA demonstrates our ability to execute our financial strategy, which includes reinvesting in existing capital assets to ensure a high level of customer service, investing in capital assets to facilitate growth in our customer base and services provided, maintaining our investment grade credit ratings and minimizing debt, paying cash dividends, repurchasing our common stock, and maintaining and improving our market position through business optimization. This measure has limitations. Although depreciation, depletion, amortization and accretion are considered operating costs in accordance with U.S. GAAP, they represent the allocation of non-cash costs generally associated with long-lived assets acquired or constructed in prior years. Our definition of EBITDA may not be comparable to similarly titled measures presented by other companies.

Adjusted Earnings
Reported diluted earnings per share was $0.77 for the three months ended March 31, 2020 as compared to $0.72 for the same period in 2019. During the three months ended March 31, 2020 and 2019, we recorded a number of charges and other expenses and gains that impacted our EBITDA, pre-tax income, net income attributable to Republic Services, Inc. (Net Income – Republic) and diluted earnings per share. The table below sets forth such measures on an adjusted basis to exclude such charges, other expenses and gains:

	Three Months Ended March 31, 2020				Three Months Ended March 31, 2019
			Net	Diluted			Net	Diluted
		Pre-tax	Income -	Earnings		Pre-tax	Income -	Earnings
	EBITDA	Income	Republic	per Share	EBITDA	Income	Republic	per Share
As reported	$709.3	$322.6	$246.3	$0.77	$683.2	$312.8	$234.2	$0.72
Loss from unconsolidated equity method investment	13.2	—	—	—	11.6	—	—	—
Restructuring charges	3.8	3.8	2.8	0.01	3.0	3.0	2.3	0.01
Business resumption costs (COVID-19)	3.1	3.1	2.3	0.01	—	—	—	—
(Gain) loss on business divestitures and impairments, net (1)	(3.9)	(3.9)	(2.9)	(0.01)	0.3	0.3	0.2	—
Acquisition integration and deal costs	3.8	3.8	2.8	0.01	—	—	—	—
Withdrawal costs - multiemployer pension funds	4.3	4.3	3.2	0.01	—	—	—	—
Bridgeton insurance recovery	(10.8)	(10.8)	(8.2)	(0.03)	—	—	—	—
Incremental contract startup costs - large municipal contract (1)	—	—	—	—	0.7	0.7	0.5	—
Total adjustments	13.5	0.3	—	—	15.6	4.0	3.0	0.01
As adjusted	$722.8	$322.9	$246.3	$0.77	$698.8	$316.8	$237.2	$0.73
(1) The aggregate impact to adjusted diluted earnings per share totals to less than $0.01 for the three months ended March 31, 2019.
We believe that presenting adjusted EBITDA, adjusted pre-tax income, adjusted net income – Republic, and adjusted diluted earnings per share, which are not measures determined in accordance with U.S. GAAP, provide an understanding of operational activities before the financial impact of certain items. We use these measures, and believe investors will find them helpful, in understanding the ongoing performance of our operations separate from items that have a disproportionate impact on our results for a particular period. We have incurred comparable charges, costs and recoveries in prior periods, and similar types of adjustments can reasonably be expected to be recorded in future periods. Our definitions of adjusted EBITDA, adjusted pre-tax income, adjusted net income – Republic, and adjusted diluted earnings per share may not be comparable to similarly titled measures presented by other companies. Further information on each of these adjustments is included below.
Restructuring charges. In 2019, we incurred costs related to the redesign of certain back-office software systems, which continued into 2020.
Business resumption costs. During the three months ended March 31, 2020, we incurred business resumption costs directly related to the COVID-19 pandemic, including costs for additional safety equipment and hygiene products, increased facility and equipment cleaning, and meals for our frontline employees. These costs are intended to assist in protecting the safety of our frontline employees as we continue to provide an essential service to our customers. Although we regularly incur costs of this nature, we identify these costs in the table above due to the unusual nature of the associated pandemic and the magnitude of the costs incurred.
(Gain) loss on business divestitures and impairments, net. During the three months ended March 31, 2020 and 2019, we recorded a net (gain) loss on business divestitures and impairments.
Acquisition integration and deal costs. Although our business regularly incurs costs related to acquisitions, we specifically identify in the table above integration and deal costs incurred during the three months ended March 31, 2020. We do this because of the magnitude of the costs associated with the particular acquisition and integration activity during this time period.
Withdrawal costs - multiemployer pension funds. During the three months ended March 31, 2020, we recorded charges to earnings for withdrawal events at multiemployer pension funds to which we contribute. As we obtain updated information regarding multiemployer pension funds, the factors used in deriving our estimated withdrawal liabilities will be subject to change, which may adversely impact our reserves for withdrawal costs.
Bridgeton insurance recovery. During the three months ended March 31, 2020, we recognized an insurance recovery related to our closed Bridgeton Landfill in Missouri as a reduction of remediation expenses in our cost of operations.

Incremental contract startup costs - large municipal contract. Although our business regularly incurs startup costs under municipal contracts, we specifically identify in the table above the startup costs with respect to an individual municipal contract (and do not adjust for other startup costs under other contracts). We do this because of the magnitude of the costs involved with this particular municipal contract and the unusual nature for the time period in which they were incurred.
Adjusted Free Cash Flow
The following table calculates our adjusted free cash flow, which is not a measure determined in accordance with U.S. GAAP, for the three months ended March 31, 2020 and 2019:

	Three Months Ended March 31,
	2020	2019
Cash provided by operating activities	$569.5	$553.7
Property and equipment received	(288.5)	(212.4)
Proceeds from sales of property and equipment	6.0	4.1
Restructuring payments, net of tax	2.8	3.4
Divestiture related tax payments	1.0	(0.1)
Bridgeton remediation, net of tax	(26.4)	—
Business resumption costs (COVID-19), net of tax	2.3	—
Adjusted free cash flow	$266.7	$348.7
We believe that presenting adjusted free cash flow provides useful information regarding our recurring cash provided by operating activities after certain payments. It also demonstrates our ability to execute our financial strategy and is a key metric we use to determine compensation. The presentation of adjusted free cash flow has material limitations. Adjusted free cash flow does not represent our cash flow available for discretionary payments because it excludes certain payments that are required or to which we have committed, such as debt service requirements and dividend payments. Our definition of adjusted free cash flow may not be comparable to similarly titled measures presented by other companies.
Purchases of property and equipment as reflected on our consolidated statements of cash flows represent amounts paid during the period for such expenditures. A reconciliation of property and equipment expenditures reflected on our consolidated statements of cash flows to property and equipment received during the period follows for the three months ended March 31, 2020 and 2019:

	Three Months Ended March 31,
	2020	2019
Purchases of property and equipment per the unaudited consolidated statements of cash flows	$346.8	$299.3
Adjustments to exclude the purchase of property and equipment associated with acquisitions	(4.1)	(0.6)
Adjustments for property and equipment received during the prior period but paid for in the following period, net	(54.2)	(86.3)
Property and equipment received during the period	$288.5	$212.4
The adjustments noted above do not affect our net change in cash and cash equivalents as reflected in our consolidated statements of cash flows.
ACCOUNTS RECEIVABLE
As of March 31, 2020 and December 31, 2019, accounts receivable were $1,095.3 million and $1,125.9 million, net of allowance for doubtful accounts of $32.4 million and $34.0 million, respectively, resulting in days sales outstanding of 39.0, or 26.8 days net of deferred revenue, compared to 39.8, or 27.9 days net of deferred revenue, respectively.
CASH DIVIDENDS
In January 2020, we paid a cash dividend of $129.2 million to shareholders of record as of January 2, 2020. As of March 31, 2020, we recorded a quarterly dividend payable of $128.9 million to shareholders of record at the close of business on April 1, 2020, which was paid on April 15, 2020.

STOCK REPURCHASE PROGRAM
During the three months ended March 31, 2020, we repurchased 1.2 million shares of our stock for $98.8 million at a weighted average cost per share of $85.06. As of March 31, 2020, the remaining authorized purchase capacity under our October 2017 repurchase program was $605.8 million.
2020 FINANCIAL GUIDANCE
The Company is suspending its full-year 2020 detailed financial guidance. Assuming the economy continues to recover, we expect to generate over $1 billion of adjusted free cash flow in 2020. We are unable to reconcile our full year projected adjusted free cash flow to our full year cash provided by operating activities without unreasonable efforts due to the various uncertainties surrounding the COVID-19 pandemic, including the timing and sequencing of increases in economic activity in the markets where we operate and the business resumption costs we may incur.
INFORMATION REGARDING FORWARD-LOOKING STATEMENTS
This press release contains certain forward-looking information about us that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Words such as “guidance,” “expect,” “will,” “may,” “anticipate,” “plan,” “estimate,” “project,” “intend,” “should,” “can,” “likely,” “could,” “outlook” and similar expressions are intended to identify forward-looking statements. These statements include information about our plans, strategies and prospects. Forward-looking statements are not guarantees of performance. These statements are based upon the current beliefs and expectations of our management and are subject to risk and uncertainties that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot assure you that the expectations will prove to be correct. Among the factors that could cause actual results to differ materially from the expectations expressed in the forward-looking statements are the effects of the COVID-19 pandemic and actions taken in response thereto, acts of war, riots or terrorism, and the impact of these acts on economic, financial and social conditions in the United States as well as our dependence on large, long-term collection, transfer and disposal contracts. More information on factors that could cause actual results or events to differ materially from those anticipated is included from time to time in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2019, particularly under Part I, Item 1A - Risk Factors, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, which is expected to be filed on or about May 6, 2020. Additionally, new risk factors emerge from time to time and it is not possible for us to predict all such risk factors, or to assess the impact such risk factors might have on our business. We undertake no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.